Exhibit 3.1

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

“Exhibit A”

BYLAWS OF

BETTERWARE DE MEXICO, S.A.DE C.V.

(the “Company”)

CHAPTER I

INCORPORATION

ONE. Regime of the Company. The company is incorporated as a variable capital corporation (sociedad anónima de capital variable), the applicable law for which will be, and which will be regulated by, the General Law of Companies (Ley General de Sociedades Mercantiles) and the following bylaws.

CHAPTER II

NAME, REGISTERED OFFICE, TERM AND CORPORATE PURPOSE

TWO. Name. The Company is called Betterware de México, which name will always be followed by the word “Sociedad Anónima de Capital Variable” or its abbreviation “S.A. de C.V.”.

THREE. Registered Office. The registered office of the Company will be in Guadalajara, Jalisco. The Shareholders or the Board of Directors of the Company may establish agencies or branches of the Company in any part of Mexico and abroad without it being deemed as a change in registered office.

FOUR. Term. The term of the Company will be perpetual.

FIVE. Corporate Purpose. The Corporate Purpose of the Company is:

a) The purchase and sale, dealing, marketing of any type of products whether directly or through third parties.

b) Acquiring, disposing and in general, trading with any type of shares, equity interests, securities and beneficiary rights.

c) The purchase, sale, lease, disposal, possession, swap, use, encumbrance and management of any kind of real property, whether urban or rural, personal property, assets or negotiable instruments appropriate for the activities of this company, and the exercise of any kind of rights related to such real or personal property, assets and negotiable instruments.

d) Registering trademarks, trade names, copyright, and receiving or granting licenses or authorizations for the use and exploitation of any kind of industrial or intellectual property rights and copyrights.

e) Receiving and granting loans or credits with or without personal guarantee or collateral, and issuing, acquiring, drawing, subscribing, endorsing, guarantying, discounting, and accepting any kind of certificates and credit and any other debt instrument and other promises for payment, issued in Mexico or abroad, including convertible obligations or not, in accordance with the law, and contributing property or trust rights, acting as joint and several obligor, obtaining insurance and surety bonds, and granting any kind of personal guarantees or collateral to secure own or third party obligations.

f) Representing natural or legal persons, national or foreign, both in Mexico and overseas, which are directly related to the activities of the Company.

g) In general, executing and carrying out any and all civil and commercial acts and agreements that are directly related to the abovementioned activities and that are permitted by law.

h) The marketing of merchandise in international markets.

i) The identification and promotion of Mexican merchandise abroad, for purposes of increasing their demand.

CHAPTER III

CAPITAL STOCK

SIX. Capital Stock. The capital stock of the Company is variable with a minimum of $50,000.00 (Fifty thousand pesos MXN) represented by 50,000 common shares without par value. The variable capital of the Company will be unlimited.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

SEVEN. Shares Series and Classes. The minimum fixed and variable capital of the Company will be represented by 2 (two) Shares series with Voting Rights: Series A Shares and Series B Shares. Voting Shares representing the fixed part of the capital stock will be Class I and Voting Shares representing the variable part of the capital stock will be Class II. Voting Shares will be of free subscription.

Except as provided in these bylaws, Series A Shares and Series B Shares will be common, registered shares with no par value, additionally, each Series A Share and each Series B Share will confer 1 (one) vote in any Extraordinary, Ordinary or Special Shareholders Meeting of the Company, and will grant the same rights and obligations to all Shareholders.

CHAPTER IV

INCREASE AND REDUCTION OF CAPITAL STOCK

EIGHT. Increase and reductions of capital stock. Increases and reductions of the capital stock of the Company will be governed by the following rules:

a) Increases and reductions of the minimum fixed capital stock of the Company shall be resolved by an Extraordinary Shareholders Meeting in accordance with the quorum and voting requirements set forth in Clause Seventeen of these bylaws, or by the unanimous resolution of the Shareholders adopted in lieu of a Meeting and confirmed in writing; being necessary to amend the bylaws of the Company in accordance with Article 182 subsection III of the General Law of Companies.

b) Increases and reductions of the variable capital stock of the Company shall be resolved by an Ordinary Shareholders Meeting in accordance with the quorum and voting requirements set forth in Clause Seventeen of these bylaws, or by the unanimous resolution of the Shareholders adopted in lieu if a Meeting and confirmed in writing; without further formalities than those set forth in these bylaws and in Chapter Eight of the General Law of Companies.

c) No new Shares will be issued until all the previously issued Shares have been fully paid.

d) Shares that have been authorized but have not been subscribed and those that have been redeemed or withdrawn shall be kept in the treasury of the Company.

e) Only the Shares that have been fully paid may be redeemed or withdrawn.

f) The redemption or withdrawal of Shares, except as otherwise agreed upon by the Shareholders in an Extraordinary Shareholders Meeting or by means of a unanimous resolution adopted by the Shareholders in lieu of a Meeting and confirmed in writing, will be carried out between the Shareholders on a pro rata basis to the Shares that each of them holds.

NINE. Preemptive Rights. In the event that the Shareholders of the Company authorize any increase in the capital stock, each Shareholder of the Company will have the preemptive right to subscribe and pay a portion of such capital stock increase, based on the proportional interest of such Shareholder in the Company.

CHAPTER V

RIGHTS IN CONNECTION WITH THE SHARES

TEN. Rights in Connection with the Transfer of Shares.

A. Share Transfer Restriction. No Shareholder may encumber or otherwise establish guarantees, limit the ownership or impose a lien or burden on the shares representing the capital stock of the Company that it owns, without the prior written consent of the General Ordinary Shareholders Meeting or the Board of Directors.

Any share transfer (or rights thereover) will be subject to the rules mentioned below. Any transfer carried out in contravention of these rules will be null and will not have any effect and in such case, the Secretary of the Company shall refuse to register such transfer in the shareholder register of the Company and may request the nullity court order regarding such transfer.

The ownership of the Shares will be transferred by endorsement or by any other legal means for the transfer of ownership. Any transactions for the transfer of Shares that satisfy the requirements of this Clause Ten will be recorded in the shareholder register. The recordings shall be made within 5 (five) calendar days following the date on which the relevant transactions are carried out, indicating the previous subscriber or owner and the acquirer.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

B. Right of First Refusal.

1. In the event that any Shareholder wishes to sell, assign, transfer or otherwise dispose of the Shares of the Company of which it is the holder (the “Offering Shareholder”) whether in whole or in part, shall give written notice thereof (the “Sale Notice”) to the other shareholders of the Company indicating the number, Series of Shares that it wishes to transfer and the minimum sale price (the “Minimum Price”).

2. The Non-offering Shareholders will have 30 (thirty) calendar days as from the date on which the relevant Sale Notice has been delivered to them, to exercise the right to acquire all or the proportional part of the Shares through written notice to the Offering Shareholder with a copy to the Secretary of the Company.

3. If one or more Non-offering Shareholders state their intention to acquire all or part of the offered Shares, such Shares shall be acquired by the respective Non-offering Shareholders on a pro rata basis to the number of Shares of the Company that each of them holds at the time of the Sale Notice, excluding from the calculation of such proportion the offered Shares and the Shares held by each Non-offering Shareholder that has not expressed its interest in buying all or part of the Shares pursuant to its right of first refusal in terms of subsection 4 below.

4. In the event that any Non-offering Shareholder wishes to exercise its right of first refusal to acquire all or part of the Shares to be disposed, it shall give notice of such circumstance to the Offering Shareholder prior to the expiration of the 30 (thirty) calendar day term referred to in subsection 2 above. Otherwise, it will be deemed that it does not wishes to exercise its right of first refusal and therefore, of acquiring all or part of the Shares on sale.

5. The transfer of Shares to the Non- offering Shareholders exercising their right of first refusal shall be carried out within 60 (sixty) calendar days following the expiration of the 30 (thirty) calendar day term referred to in subsection 2 above. The Secretary of the Company shall verify that the Non-offering Shareholders exercising their right of first refusal comply with the terms set forth in this Clause.

6. If , upon expiration of the 30 (thirty) calendar day term referred to in subsection 2 of this Clause, the Non- offering Shareholder(s) have not exercised their right of first refusal to acquire the offered shares, the Offering Shareholder may transfer all the offered shares to any person at a price not lower than the Minimum Price and under the terms and conditions set forth in the Sale Notice (provided that if the third party offers a lower price than the Minimum Price that is acceptable to the Offering Shareholder, the latter shall give written notice to the Non-offering Shareholders of such lower price, who will be authorized to accept in writing such lower price within 10 (ten) following calendar days and acquire the Shares referred to in the Sale Notice)within a term of 90 (ninety) calendar days following the expiration of the term referred to in subsection 2 above, provided that upon expiration of such 90 (ninety) calendar day term without the purchase transaction having been carried out or the Minimum Price reduced, the Offering Shareholder shall, for purposes of being able to transfer its shares, again follow the procedure provided in this section (B) of this Clause. The 90 (ninety) calendar day term provided in the previous paragraph will extend for as long as necessary in the event that the purchase requires the authorization by Cofece provided that (i) the concentration request has been filed within the referred term of 90 (ninety) days, and (ii) the purchase is carried out within 30 (thirty) days following the authorization by Cofece.

C. Drag Along Right.

1. Subject to the provisions of item 5 of this subsection C, in the event that a third party makes an offer (the “Third Party Offer”) to the Shareholders of the Company representing at least 30% (thirty percent) of all the Shares subscribed and paid issued by the Company, (the “Offer Receiver Shareholders”) to purchase shares representing the capital stock of the Company, then the Offer Receiver Shareholders will be entitled to request the other Shareholders of the Company to sell, and they will be required to sell to such acquiring third party, all the Shares that they own, together with the Shares owned by the Offer Receiver Shareholders (the “Drag Along Right”).

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

2. To that end, the Offer Receiver Shareholders shall give written notice to the other Shareholders of the Company and to the Secretary of the Company of their decision to exercise their Drag Along Right (the “Drag Along Notice”). Such notice shall specify the identity of the purchaser and the percentage of shares that it is willing to purchase, provided that (i) the Drag Along Right shall be exercised with respect to all the shares owned by the Shareholders that do not receive the offer, in the event that the third party is willing to acquire all the Shares representing the capital stock of the Company, or (ii) in the event that the third party is not willing to purchase all the Shares representing the capital stock of the Company, the percentage of shares that will be acquired by such third part will be distributed on a pro rata basis between the Shareholders in accordance with their respective shareholdings in the capital stock of the Company. The delivery of the Drag Along Notice at the address indicated for each shareholder in the shareholder register of the Company constitutes the unconditional and irrevocable obligation of the shareholders other than the Offer Receiver Shareholders to sell all the Shares without any reservations or limitations and free of any encumbrance, lien or burden.

3. The sale of the Shares of the Shareholders that are not the Offer Receiver Shareholders, shall be carried out exactly in the same terms and conditions under which the Offer Receiver Shareholders are sold. The sale will be completed in a maximum term of 90 (ninety) calendar days following the Drag Along Sale, provided that the term will be extended for as long as necessary in the event that any Shareholder prevents, refuses or impedes the sale of its Shares, in which case it will be liable for the damages caused to the other Shareholders or in the event of requiring the authorization of Cofece to carry out the sale. For the sale of the Shares in terms of this subsection 2, a Shareholding Meeting or Shareholders resolutions or resolution of the Board of Directors will not be necessary, since the intention of the Shareholders of the Company is for these bylaws to establish an agile and simple mechanism for the Shareholders to exercise the drag along right to a third party.

4. The Shareholders of the Company, the shares of which are subject matter of the drag along, shall sign and deliver all the certificates, titles and documents, and carry out all acts as required to carry out the transfer of their Shares, including but not limited to, the execution of the respective purchase agreement and the endorsement and delivery of the titles representing the Shares sold to the acquiring third party.

5. The Drag Along Right provided in this Section C may only be exercised as from the 8th (eighth) anniversary of the execution date of the Shareholders Agreement among the Shareholders owning the Series A Shares and Shareholders owning the Series B Shares and that the price offered and payable by the potential third party buyer of all the Shares of the Company is at least the amount equivalent to 7.5 (seven point five) times the value of EBITDA of the Company on the sale date (the “Sale Price”).

D. Tag Along Right.

1. In the event that one or more Shareholders of the Company intend to accept an offer from an acquiring third party to acquire the Shares representing 30% (thirty percent) or more of the capital stock of the Company (the “Selling Shareholder”) the other Shareholders of the Company other than the Selling Shareholder may request the Selling Shareholder to include in the respective sale, the Shares they own representing up to a percentage equivalent to that representing the Shares that the Selling Shareholder intends to transfer to the acquiring third party with respect to all the Shares of the capital stock of the Company (the “Tag Along Right”).

2. The Selling Shareholder shall give written notice to the other Shareholders of the Company and to the relevant Secretary of the Board of Directors, of its decision to accept the offer of the acquiring third party, and the terms and conditions thereof (“Tag Along Notice”). The Shareholders other than the Selling Shareholder, will have a term of 20 (twenty) calendar days counted as from the date on which they have received the Tag Along Notice, to give written notice to the Selling Shareholder and to the relevant Secretary of the Board of Directors of its decision to exercise its Tag Along Right. In the event that any of the Shareholders, other than the Selling Shareholder, decides to exercise its Tag Along Rights, the Selling Shareholder will reduce, to the extent necessary, the number of shares that it intends to sell, for purposes of allowing the Shareholder exercising its Tag Along Right to be able to sell the number of shares that it is entitled to sell, in the proportions and in accordance with the provisions set forth in this subsection 2.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

3. The sale of the Shares of the Shareholders of the Company, other than the Selling Shareholder, shall be carried out exactly in the same terms and conditions under which the shares of the Selling Shareholder are sold.

4. The Shareholders of the Company, the shares of which are subject matter of the tag along, shall sign and deliver all the certificates titles and documents, and carry out all acts as required to carry out the transfer of their Shares , including but not limited to, the execution of the respective purchase agreement and the endorsement and delivery of the titles representing the Shares sold to the acquiring third party.

In any of the abovementioned events and in accordance with Section 6.1 of the Shareholders Agreement, the transfer of (i) Series A Shares requires the Series A Shareholder to transfer the Shares that it holds in the capital stock of BLSM and (ii) the Series B Shares requires the Series B Shareholder to transfer the Shares that it holds in the capital stock of BLSM.

CHAPTER VI

SHARES CERTIFICATES AND SHARES REGISTER

ELEVEN. Shares Certificate. The provisional certificates and the final certificates of Shares will be progressively numbered and will contain all the requirements in accordance with the provisions of Article 125 (one hundred twenty-five) of the General Law of Companies, and the full text of Clause Fifteen of these bylaws, and a note substantially in the following terms must be placed in any and all provisional or final certificates issued by the Company: “The Shares of the Company represented by this certificate are subject to the restrictions set forth in the bylaws, including but not limited to, the transfer and encumbrance restrictions. Any transfer or encumbrance of Shares in violation to the bylaws or any such agreements will be deemed null and void for all purposes, and no entry will be made on the shareholder register of the Company or any other corporate registry of the Company, except if the requirements set forth in this restriction are observed”. Any provisional or final certificate must be signed by any two Directors, one of which will be appointed by a Series A Shareholder and the other by a Series B Shareholder. The final certificates may have dividend coupons attached.

TWELVE. Share Certificates Exchange. All Share certificates may represent one or more Shares and any Shareholder may request to the Board of Directors the exchange of any certificate that has been previously issued to such Shareholder for one or more new certificates representing its Shares, provided that the total number of Shares presented by such new certificates is the same. Any expenses inherent to the exchange of such certificates will be borne by the Shareholder.

THIRTEEN. Certificate Replacement. In the event of loss, theft or destruction of any provisional or final Share certificate, its replacement will be subject to the provisions of Chapter One, Title One of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Crédito). The duplicates of any Share certificate will contain the indication that it is a duplicate and that their original has been left without value. Any expenses inherent to the replacement of such Share certificates will be borne solely by the holder of the replaced certificate

FOURTEEN. Shareholder register. The Company will keep a shareholder register whereby any Share issues and the name, address and nationality of the holders thereof will be recorded, and if the Shares have been paid in whole or in part, the payments made on the Shares that haven not been fully paid and any Share transfers. Likewise, a note substantially in the following terms shall be transcribed to the shareholder register of the Company. “The Shares of the Company represented by this certificate are subject to the restrictions set forth in the bylaws, including but not limited to, the transfer and encumbrance restrictions. Any transfer or encumbrance of Shares in violation to the bylaws or any such agreements will be deemed null and void for all purposes, and no entry will be made on the shareholder register of the Company or any other corporate registry of the Company, except if the requirements set forth in this restriction are observed”. The Secretary of the Company will be responsible for the custody of the Shareholder register. Any Share transfer will be effective, with respect to the Company, as from the date on which such transfer has been recorded in the shareholder register of the Company. The Secretary of the Company will have the obligation to transcribe in the Shareholder register all entries related to this Clause.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

CHAPTER VI

FOREIGN SHAREHOLDERS

FIFTEEN. Any foreigner that by means of the incorporation or at any other time acquires an interest or participation in the Company will be considered, by such simple fact, as Mexican with respect to such interest or participation, and will be deemed to agree to not invoke the protection of its government, under penalty of forfeiting such interest or participation in benefit of the Mexican State, if breaching such agreement.

CHAPTER VIII

SHAREHOLDERS MEETINGS

SIXTEEN. Authority of the Shareholders Meeting. The Shareholders Meeting will constitute the supreme body of the Company. The Shareholders Meeting may approve and ratify any act or transaction of the Company and its resolutions must be executed by the person specially appointed for such purpose in such meetings, or if no appointment was made, by the Chairman of the Board of Directors. The legally adopted resolutions of the Shareholders will be mandatory and will be binding for the Company, the Board of Directors and the Shareholders. In any case, the dissenting Shareholders will be entitled to the rights granted by Articles 201 and 206 of the General Law of Companies, and the absent Shareholders, if any, will have the right referenced in Article 201 of such Law. In the event of retirement of any Shareholder, the provisions of Article 220 of the General Law of Companies will apply, and the reimbursement value will be equal to the business value per share, as determined by the financial statements of the Company approved by the General Ordinary Shareholders Meeting for the immediately preceding fiscal year during which the retirement notice was received.

SEVENTEEN. Types of Shareholders Meetings. The Shareholders Meetings will be ordinary, extraordinary and special:

a) Ordinary Meetings: “Ordinary Meetings” will be those that are held to deal with any matter that is not specifically reserved by the bylaws for an Extraordinary Shareholders Meeting. An Ordinary Shareholders Meeting must be held at least once a year, which will be held during the first 4 (four) months of each year.

b) Extraordinary Meetings. “Extraordinary Meetings” will be those that are held to deal with any of the matters described in subsection d) of this Clause Seventeen in accordance with the General Law of Companies.

c) Quorum and Voting.

(i) Ordinary Meetings. The holders of at least fifty-one percent (51%) of all Voting Shares issued by the Company will constitute a quorum for any Ordinary Shareholders Meeting.

(ii) Extraordinary Meetings. The holders of at least seventy-five percent (75%) of all Voting Shares issued by the Company, will constitute quorum in a first notice for an Extraordinary Shareholders Meeting. In second and subsequent notice for each Extraordinary Meeting of the Company, the attendance of the Shareholders representing at least the majority of the capital stock of the Company will be required.

The Shareholders agree that any Shareholder will be entitled to 1 (one) vote per Voting Share in the Shareholders Meetings, and that the following minimum requirements are necessary to approve or resolve any matter in the Shareholders Meetings:

(i) Where there is quorum in an Ordinary Shareholders Meeting, in a first or subsequent notice, the affirmative vote of the majority of the Shareholders with Voting Rights in attendance in the Ordinary Shareholders Meeting will be required.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

(ii) Where there is quorum in an Extraordinary Shareholders Meeting, in a first or subsequent notice, the affirmative vote of the majority of the Shareholders with Voting Rights in attendance in the Extraordinary Shareholders Meeting will be required.

d) Supermajority Matters. For any Shareholder, Director, officer, manager, or any other person causing the Company or any Subsidiary to carry out any of the matters listed below (the “Supermajority Matters”) the prior approval of the Shareholders representing at least 70% (seventy percent) of the Voting Shares of the Company convened in an Ordinary or Extraordinary Shareholders Meeting will be required:

(i) Extension to the term of the Company;

(ii) Early dissolution of the Company;

(iii) Change of corporate purpose of the Company:

(iv) Change of nationality of the Company;

(v) Transformation of the Company;

(vi) Issue of preferred shares, limited voting shares or no voting shares;

(vii) Redemption by the Company of its own Shares or the issue of beneficial shares;

(viii) Issue of bonds, debentures or any other kind of debt instrument;

(ix) The adoption, change, amendment or addition to the bylaws of the Company or variation to any right inherent to any Share;

(x) The creation (including the determination of rights, privileges, and other attributions) issue or distribution of Shares;

(xi) The redemption, reorganization, consolidation, subdivision, cancellation or reduction or conversion of any of the Shares of the Company or in any way altering the rights of the Shares of the Company;

(xii) Any liquidation, termination, dissolution and/or voluntary closing of the Company and any merger, demerger, consolidation, reincorporation, continuation, voluntary insolvency procedure, friendly composition, settlement with creditors, corporate reorganization or restructure of the Company;

(xiii) The listing of Shares in a securities market or the conversion of the Company into a public company;

(xiv) Any change in the legal regime of the Company or any change in the corporate purpose of the Company;

(xv) Any change in the number, appointment form, election, removal, substitution or filling of vacancies for Director and any other act that may repeal the right to appoint Directors;

(xvi) Any change in the fiscal year of the Company, to the extent permitted by law;

(xvii) The granting of any type of guarantee or encumbrance on the Shares;

e) Notice and Other Requirements.

(i) The Shareholders Meetings will be called by request of the Board of Directors, any of the Directors or by request of any Shareholders holding at least 33% (thirty-three percent) of the Voting Shares.

(ii) The Shareholders Meetings shall be held at the registered office of the Company or at any other place designated by the Board, within the corporate address.

(iii) The notices for the Shareholders Meetings will be published on the Electronic System of the Ministry of the Economy (Secretaría de Economía) and will be given to the Shareholders through a notary public in the address that they have registered in the shareholder register of the Company. The call notice with notary public will not be required when the Shareholders inform in writing (with email being sufficient) to whoever has called the meeting and to the Secretary of the Board of Directors that they are aware and will participate in the Shareholders Meeting.

(iv) Any second or subsequent notice must be accompanied by the same agenda as if it was the first notice. For greater certainty, no resolution will be adopted in a Meeting called through second or subsequent notice if such item did not appear as a matter for discussion within the agenda that accompanied the first notice.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

f) Written Unanimous Resolutions. A written resolution (distributed together with a copy of the agenda and an explanation detailing the reasons to propose the resolution) signed by all the Shareholders will be valid and effective as if it were a resolution approved in a duly called and held Shareholders Meeting. Such resolution may be contained in one or more documents containing the same information. For purposes of this paragraph, “written” and “signed” include facsimile signatures provided that an original resolution signed by all the shareholders will be valid, whether signed in one or more counterparts. The Shareholders will try for the resolutions that they have signed to be sent immediately to the Company for its records.

EIGHTEEN. Procedure Rules for Shareholders Meetings. With respect to the Shareholders Meetings, the following rules shall also be observed:

a) Frequency of the Meetings, Notices. Except as provided in these bylaws, Shareholders Meetings may be held when called by the Board of Directors, the Chairman of the Board of Directors or any Director, or at the request of the Secretary of the Company, or a Statutory Auditor or the Shareholders holding at least 33% of the Shares subscribed and paid of the capital stock of the Company or by any Shareholder in the cases indicated in Article 185 of the General Law of Companies.

b) Annual Meeting. The Ordinary Shareholders Meeting shall be held at least once a year within the first four months following the closing of the fiscal year of the Company and the agenda shall include among other items, the report referred to in Article 172 of the General Law of Companies.

c) Publishing of Notice. The notice will be published in the Electronic System of the Ministry of the Economy and will be delivered to the Shareholders in accordance with paragraph e) subsection (iii) of Clause Seventeen.

d) Content of the Notice. The notice will contain at least the date, time, place and agenda of the meeting and will be signed by the President or the Secretary of the Company or the Director that called the meeting, or by the person designated by the Board of Directors or by the Statutory Auditor, or in their absence, by a competent judge, in accordance with the provisions of Articles 169, 184 and 185 of the General Law of Companies.

e) Notice Confirmation. In addition to the publication of the notice and except as provided in the following paragraph of this Clause the persons that the Company recognizes as Shareholders on the date of the notice, and the Statutory Auditors, shall be called to any meeting in accordance with the provisions of Clause Seventeen.

f) Meetings Without Prior Notice. Any Shareholders Meeting may be held without the need of a prior notice, if the Shareholders holding or representing all the Voting Shares are in attendance or represented in such meeting at the time of voting.

g) Representation in Meetings. The Shareholders may be represented at any meeting by the person they appoint in writing as attorney-in-fact. The members or alternates of the Board of Directors and the statutory Auditors or alternates may not act as attorneys-in-fact.

h) Admission to Meeting. To concur to any Shareholders Meeting the Company will only recognize as holders of the Shares those natural or legal persons which names are recorded in the shareholder register and such record in the shareholder register will suffice to allow the entry of such person to the meeting, except if there is a court order stating otherwise.

i) Chairman and Secretary. The Chairman of the Board of Directors, supported by the Secretary of the Company, shall chair all Shareholders Meetings. In the absence of any of them, the Shareholders in attendance at such Meeting may elect by a majority of votes the persons that shall act as Chairman and Secretary at such Meeting.

j) Recount Clerk. Prior to the Shareholders Meeting being installed, the person chairing it will designate one or more recount clerks to make the headcount of persons in attendance at the Shareholders Meeting, the number of Shares that they hold or represent and the number of votes that each of them is entitled to cast.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

CHAPTER IX

MANAGEMENT OF THE COMPANY

NINETEEN. Structure of the Board of Directors, The Company will be managed by a Board of Directors. The Board of Directors will be composed of five (5) directors. Each Director will be entitled to one alternate. Each person acting as a director shall be appointed as described in the following Clause Twenty.

TWENTY. Appointment of Directors. The Directors will be appointed at an Ordinary Shareholders Meeting. The Series A Shareholders will have the right to appoint three (3) Directors (“Series A Directors”). The Series B Shareholders will have the right to appoint 2 (two) Directors (“Series B Directors”). The Series A Shareholders will have the right to appoint the chairman and Secretary of the Board of Directors from amongst the persons they designated.

TWENTY-ONE. Removal of Directors. The Directors will hold office indefinitely until their resignation, removal, inability or death considering, however, that in the event of resignation or removal, except as otherwise agreed by the Shareholders, such Director will continue in its position until its successor is appointed and holds office. Any Director may resign at any time by giving written notice to the Chairman of the Board. The Series A Shareholders will have the exclusive right, without the need of consent or approval of the Series B shareholder, and without any condition or restriction of any kind, to elect, designate, appoint, remove or replace at any time the Series A Directors (or their alternates) by means of a resolution adopted in an Ordinary Shareholders Meeting, in the event it deems appropriate. The Series B Shareholders will have the exclusive right without the need of consent or approval of the Series A shareholder, and without any condition or restriction of any kind, to elect, designate, appoint, remove or replace at any time the Series B Directors (or their alternates) by means of a resolution adopted in an Ordinary Shareholders Meeting, where necessary.

TWENTY-TWO. Board Meetings.

a) A notice for each meeting of the Board of Directors, together with the written agenda for such meeting, will be sent to each Director and must be provided with a minimum of 30 (thirty) days in advance to the date on which the ordinary meeting proposed by the Board of Directors will be held and at least 5 (five) business days prior to each special or urgent meeting of the Board of Directors. The supporting material (including the text of the proposed resolutions) shall be sent by courier to each Director at least 7 (seven) business days in advance to the date of the ordinary meeting of the Board of Directors and, at least 5 (five) business days in advance to the date of the special or urgent meeting of the Board of Directors.

b) The Meetings of the Board of Directors will be held at the registered office of the Company or at any other place located within or outside of Mexico as mutually agreed by the Directors. The Board of Directors shall meet 4 (four) times a year. The Directors shall personally attend to all meeting of the Board of Directors.

c) In the event of not meeting the quorum at any meeting of the Board of Directors pursuant to Clause Twenty-three below, such meeting will be adjourned for a subsequent date determined by the Chairman of the Board of Directors and the notice for such new meeting (with the same agenda that has been provided for the meeting upon first notice) shall be immediately delivered as provided in subsection a) of this Clause Twenty-two, provided that such notice must be delivered at least 7 (seven) business days in advance and with no more than 10 (ten) business days prior to the new meeting. The same rules will apply to the third or subsequent meetings if a quorum is not reached in the second or subsequent meeting.

TWENTY-THREE- Quorum for the Board.

a) 3 (three) Directors will constitute quorum at any meeting of the Board of Directors, provided that for the Supermajority Matters of the Board, at least 1 (one) Series B Director shall be present. Any meeting of the Board of Directors without such quorum will be irregular and its resolution will be invalid.

b) Any Director will be authorized to participate in the meetings of the Board in which it is not physically present, by telephone or videoconference or similar electronic means and the Chairman at such meeting shall record the comments and votes of such Director in the minutes of such meeting.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

TWENTY-FOUR. Expenses. Each Director or, if such Director does not attend the meeting of the Board personally, their alternate, will be reimbursed for the expenses it incurred in attending the Board meetings. The reimbursement to the Directors residing out of the city where the meeting is held, will include expenses in the city where the meeting is held and first-class air transportation (round ticket).

TWENTY-FIVE. Resolutions of the Board and Affirmative Voting Rights of Certain Directors.

Subject to subsection d) of Clause Seventeen of these bylaws:

At any meeting of the Board called in first or subsequent notice, the resolutions of the Board shall be adopted by the majority of the Directors in attendance at the meeting, provided, however, that with respect to the matter listed below (the “Supermajority Matters”), the affirmative vote of at least 3 (three) Directors, provided, however, that only with respect to such matters the affirmative vote of at least 1 (one) Director designated by the Series B Shareholders will be required. In the event that any of the matters listed under items (i) to (x) is discussed at a Shareholders Meeting, it will also be considered a Shareholders Supermajority Matter in terms of this Clause Twenty-Five and Seventeen:

(i) The initiation or settlement of any litigation or arbitral procedure in which the Company is involved and which amount is greater than $1,000,000.00 (one million Dollars 00/100) or its equivalent in Pesos;

(ii) The execution by the Company of co-investments, the creation or increase of interest in any Affiliate of the Company or any other business interest or the interest (including acquisition of capital or debt instruments or other interests) of the Company in any other Person or any other business and the offer of shares of the capital stock of an Affiliate to any third party;

(iii) Any change in the external auditors of the Company or its Affiliates, except when the appointed auditors are Deloitte & Touche LLP, Ernst & Young or PricewaterhouseCoopers or their affiliated firms;

(iv) The offering or listing of any shares or shares equivalent or participation or interests in the capital stock of the Company or any of its Affiliates and the appointment and designation of financial advisors, placing agents for any Offering or Listing of the shares or shares equivalent of the Company or any of its Affiliates;

(v) The designation of foreign markets in which the products or services of the Company are offered or the establishment of any representative office;

(vi) The compensation (i) for the performance of the position of Luis German Campos Orozco as Executive Chairman of the Board of Directors and (ii) for the performance of the position of Andrés Campos Chevallier as Chief Executive Officer of the Company, and the performance plans and objectives assigned to the chief Executive Officer in the las meeting of the Board of Directors of each calendar year, with respect to the following calendar year.

(vii) The execution of a contract or agreement by the Company with Forteza, Campalier, Strevo or any other Affiliate thereof.

(viii) The acquiring of any class of liabilities by the Company, including financial leases, loans or financing by the Company that jointly, in one act or series of acts imply that the sum in each of such items exceeds an amount of $200,000.00 (two hundred million pesos 00/100) in a fiscal year.

(ix) The granting of loans or financing by the Company exceeding $200,000.00 (two hundred million pesos 00/100) in a fiscal year.

(x) The authorization for the purchase, sale, transfer of assets by the Company, for an amount that individually or jointly exceeds the amount of $200,000.00 (two hundred million pesos 00/100) in a fiscal year.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

TWENTY-SIX. Liability of the Directors. No Director will be liable to the Company or any Shareholder for damages resulting from a breach of its fiduciary duty in its capacity as Director, except for the liability resulting from: (i) any breach to the loyalty obligations of such Director towards the Shareholder that appointed it, (ii) acts or omission of bad faith or which involve intentional negligence or an intentional violation of the law, or (iii) a transaction of which such Director obtained a personal inappropriate benefit.

TWENTY-SEVEN. Procedure Rules for Board of Directors Meetings. With respect to the Meetings of the Board of Directors, the following rules will apply:

a) Minutes. Minutes of all meetings of the Board of Directors will be prepared and transcribed in the relevant meetings registry and will be signed by at least the Chairman and the Secretary of the meeting.

b) Unanimous Consent in Lieu of a Meeting. The Board of Directors may adopt a resolution for which it is competent, in lieu of a Board meeting, provided that the respective resolution is unanimously approved by the Directors. The resolutions adopted in this regard, will have, for all legal purposes the same validity as those that have been adopted by the Board of Directors in a meeting of the Board of Directors in accordance with the following procedure:

(i) Upon consensus among the Directors with respect to the content of a resolution, the Secretary of the Board shall prepare the text thereof and send it to the Directors through the most expeditious means to the address that they have registered with the Company;

(ii) If agreeing with the respective text, each Director shall sign a copy of the resolution and send it to the Secretary of the Company through the most expeditious means;

(iii) Having received the copies of the respective resolution, the Secretary of the Company will prepare an instrument certifying and recording the text of the resolution and the fact that it was unanimously approved by the Directors. Such certification will be recorded in the meetings minutes registry of the Board of Directors of the Company and will be signed by the Secretary and Chairman thereof.

(iv) The Secretary shall form a file regarding the certifications that prepares in accordance with the above paragraph, where must add the copies of the resolution signed in accordance by the Directors and any other document referred in the resolution approved.

TWENTY-EIGHT. Authority of the Board of Directors. The Board of Directors will have unlimited authority to manage and conduct the business of the Company, to perform the corporate purpose of the Company, to enter into any kind of agreements and to carry out any acts and transactions that are not reserved by law or by these bylaws to a resolution of the Shareholders, and to represent the Company before any judicial (civil and criminal), labor or administrative authority, whether federal, state, or municipal, with the most extensive power for litigation and collections, acts of management and ownership in terms of the first three paragraphs of Article 2554 (two thousand five hundred fifty-four) of the Civil Code for Mexico City and related articles of the Civil Codes for the States, having even those powers that require a special clause and referenced in Article 2587 (two thousand five hundred eighty-two) and 2593 (two thousand five hundred ninety- three) of the Civil Code for Mexico City and its related articles of the civil Codes for the States and expressly the authority to manage labor relations, to settle, to appear on trial in terms of Article 876 sections I and VI and Article 878 of the Federal Labor Law and to enter into agreements, and the authority and authorizations in accordance with Article 9 (nine) of the General Law of Negotiable Instruments and Credit Transactions including but not limited to the following:

a) Submit claims and complaints and desist from them, submit accusations, become a collaborator of the Public Prosecutor’s Office (Ministerio Público) and grant pardons;

b) Initiate amparo proceedings and desist from them;

c) Grant, without limitations or with the limitations that the Board deems appropriate, and revoke any type of general and/or special powers of attorney of any kind, including without limitation general powers of attorney for acts of managements, acts of ownership, litigation and collections;

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

d) Delegate any of its authority to the person(s), managers, officers, attorneys-in-fact or committees as the Board deems appropriate;

e) Establish policies and procedures for the operation of the Company, including those related to acquiring personnel, insurance and banks;

f) Initiate and desist from any litigation;

g) Settle;

h) Submit to arbitration;

i) Answer and formulate interrogatories;

j) Assign property;

k) Challenge authority; and

l) Receive and make payments;

No member of the Board of Directors may, individually and separately, exercise the abovementioned powers of attorney, except by the express resolution of the Board of Directors or the Shareholder, or by a unanimous resolution adopted by the Shareholders or the Board of Directors in lieu of a meeting and confirmed in writing.

CHAPTER X

OFFICERS AND COMMITTEES

TWENTY-NINE. Designation and Establishment of Officers and Committees. The shareholders Meeting or the Board of Director may designate and remove the general or special managers and officers who may or may not be Shareholders or Directors and who will have the authority expressly conferred to them.

The Shareholders Meeting or the Board of Directors may establish permanent committees, such as a Management Committee, an Executive Committee, an Operations Committee or a Finance Committee, Audit Committee and Compensations Committee and will have the authority to designate the persons that will perform duties in such committees and establish the authority and obligations of such committees.

CHAPTER XI

OVERSIGHT OF THE COMPANY

THIRTY. Statutory Auditors. The oversight of the Company will be entrusted to one or more statutory auditors in accordance with Article 164 of the General Law of Companies. The statutory auditors will hold their position for a year, or until their successors have been designated and hold office. The Shareholders Meeting will designate the statutory auditor(s), one or more Shareholders holding at least twenty-five percent of the issued Shares of the Company will have the right to designate a statutory auditor and its alternate.

Any Statutory auditor will have:

a) The right to perform an annual audit and examination of the books and registries of the Company, for purposes of issuing a report on the financial position of the Company, in accordance with the generally accepted accounting principles and applied consistently;

b) Complete access at any time, during business hours of the Company, to any establishment, books, records, documents and information of or related to the Company and its operations.

CHAPTER XII

FINANCIAL MATTERS

THIRTY-ONE. Annual operating plan and budget and public tender strategy. By 15 (fifteen) days prior to the start of any fiscal year of the Company, the Chief Executive Officer, assisted by the Chairman of the Board of Directors will prepare or cause to be prepared an annual operating plan and budget (the “Annual Operating Plan and Budget”) for the following fiscal year and will submit such Annual Operating Plan and Budget to the Board for its approval. Such Annual Operating Plan and Budget is expected to be submitted to the Board for its approval by December 15 (fifteen) of each fiscal year. The Annual Operating Plan and Budget shall include without limitation: (i) plans and projects with respect to the transactions of the Company and any of its Affiliates for a period of 3 (three) years; (ii) an annual budget of expenditures for the Company and any of its Affiliates; (iii) an annual operating budget for the Company and its Affiliates; (iv) annual cash flows projections for the Company and any of its Affiliates; and (v) any other matter deemed necessary or appropriate by the Chief Executive Officer of the Company.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

CHAPTER XIII

FISCAL YEAR AND FINANCIAL STATEMENTS

THIRTY-TWO. Fiscal Year. The fiscal year of the Company will be from January 1 to December 31.

THIRTY-THREE. Financial Statements. The management report and financial statements requires pursuant to Article 172 of the General Law of Companies will be prepared at the closing of each fiscal year and contain all the information required by such article. Such financial statements will be prepared within three months following the closing of each fiscal year and together with the management report, will be submitted to the Shareholders at least 15 (fifteen) days prior to the date fixed for the Annual Shareholders Meeting.

THIRTY-FOUR. Distribution of Profit. Upon carrying out the necessary reserves for the payment of taxes, profit share, creation or increase of the legal reserve fund until it reaches, at least, the fifth part of the capital stock, the profits obtained each year by the Company in accordance with the approved balance sheet, will be applied to the payment of dividends to the Shareholders, excepts if the Shareholders Meeting determines not pay them.

THIRTY-FIVE. Liability Limitation. The liability of each Shareholder will be limited to the amount of its contributions.

CHAPTER XIV

DISSOLUTION AND LIQUIDATION OF THE COMPANY

THIRTY-SIX. Dissolution. The Company will be dissolved in the events listed under Article 229 (two hundred twenty-nine) of the General Law of Companies, but only with respect to the provisions of Article 232 (two hundred thirty-two) of such Law.

THIRTY-SEVEN. Liquidation. The liquidation of the Company will be carried out in accordance with the provisions of Chapter XI of the General Law of Companies by one or more liquidators.

THIRTY-EIGHT. Liquidators. During the liquidation of the Company the liquidators will have the same authority and obligations as the Board of Directors.

THIRTY-NINE. Dissolution and Liquidation Status. Until the appointment of the liquidators has been recorded in the Public Registry of Commerce and these have started their duties, the Board of Directors and officers, special and general managers of the Company will continue performing their duties but may not start new transactions after the resolution on the liquidation of the Company has been approved by the Shareholders or the existence of its legal cause is proved.

CHAPTER XV

DISPUTE RESOLUTIONS

FORTY. Arbitration. Any dispute resulting from these bylaws will be finally resolved in accordance with the Arbitration Rules of the Mexican Arbitration Center (CAM), by an arbitrator appointed in accordance with such rules. The language of the arbitration proceeding will be Spanish, and the place of the arbitration proceeding will be Mexico City.

CHAPTER XVI

DEFINITIONS

FORTY-ONE. Definitions. In these bylaws and except if the context requires otherwise, capitalized terms used in these bylaws that have not been otherwise defined herein, will have the meanings given to them in the following definitions, which will equally apply in singular or in plural form, gender and other inflexions of the defined terms:

a) “Shares” or “Company Shares” means the shares issued by the Company representing the capital stock fully subscribed and paid.

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

b) “Voting Shares” means the common voting shares of the capital stock of the Company, without par value, including the Series A Shares and the Series B Shares authorized in accordance with these bylaws.

c) “Shareholder” or “Company Shareholder “means any Person that is the register holders of the Company Shares.

d) “Offering Shareholder” will have the meaning given to such term in Clause Ten section B) subsection 1).

e) “Non-offering Shareholders” will have the meaning given to such term in Clause Ten section B) subsection 1).

f) “Offer Receiver Shareholders” will have the meaning given to such term in Clause Ten section C) subsection 1)

g) “Shareholders Supermajority Matters” will have the meaning given to such term in Clause Seventeen subsection d)

h) “Supermajority Matters” will have the meaning given to such term in Clause Fifteen.

i) “BLSM” means BLSM Latino America Services, S.A. de C.V.

j) “Campalier” means Camapalier, S.A. de C.V.

k) “Cofece” means the Federal Antitrust Commission of Mexico.

l) “Shareholders Agreement” means the Shareholders Agreement entered into by the Shareholders of the Company and the Company date December 5, 2018.

m) “Directors” means the members of the Board of Directors.

n) “Board” or “Board of Directors” means the board of directors of the Company

o) “Drag Along Right” will have the meaning given to such term in Clause Ten Section C) subsection 1).

p) “Tag Along Right” will have the meaning given to such term in Clause Ten Section D) subsection 1)

q) “Dollars” means the legal tender of the United States of America.

r) “EBITDA” means for any period of calculation, the Net Earnings (or Net Loss) of the Company for such period, plus each of the following items, without duplication: i) any interest on any debt, comprehensive result of paid or accrued financing during such period and effectively deducted in the books of the Company for purposes of the calculation of such Net Earnings (or Net Loss) for the relevant period, (ii) any income taxes (but not ad valorem taxes on property) paid or accrued by the Company with respect to such period and deducted in the books of the Company for purposes of the calculation of such Net Earnings (or Net Loss) for the relevant period, and (iii) the amount for the provision by depreciation or redemption effectively deducted in the books of the Company for purposes of the calculation of such Net Earnings (or Net Loss) for the relevant period; minus any extraordinary or non-recurrent non-monetary expense and other non-monetary charges, or extraordinary or non-recurrent cash or non-monetary earnings. For the avoidance of doubt if the comprehensive result of financing is a negative number, it must be added to the Net Earnings (or Net Loss) and if it is a positive number it must be deducted from the Net Earnings (or Net Loss).

s) “Affiliate” means with respect to any Person, and only to such Person, any Person that, directly or indirectly, controls, is controlled by, or under the common control of, any of the shareholders.

t) “Forteza” means Promotora Forteza, S.A. de C.V.

u) “General Law of Companies” means the General Law of Companies as amended from time to time and any law that replaces it.

v) “Mexico” means the United Mexican States.

w) “Sale Notice” will have the meaning given to such term in Clause Ten Section B) subsection 1).

x) “Drag Along Notice” will have the meaning given to such term in Clause Ten Section C) subsection 2).

English translation for references purposes only

Betterware de México, S.A. de C.V. current bylaws.

November 29, 2019

y) “Third-Party Offer” will have the meaning given to such term in Clause Ten Section C) subsection 1).

z) “Person” includes, without limitation, any person, sole owner, firm, business or partnership with or without shares, association, company, limited company, co-investment, union, trust, trustee, manager or any other legal representative, investment company, pension fund or investment fund or any other entity, or any government body or agency or any ministry thereof.

aa) “Annual Operating Plan and Budget” means the plan and budget described in Clause Thirty-One.

bb) “Sale Price” will have the meaning given to such term in Clause Ten Section C) subsection 5).

cc) “Minimum Price” will have the meaning given to such term in Clause Ten Section C) subsection 1).

dd) “Secretary of the Company” means the Secretary of the Company.

ee) “Series” or “Shares Series” means as required by context, the Series A Shares and the Series B Shares or any other series of Shares of the Company authorized under the bylaws, as applicable.

ff) “Strevo” means Strevo, S.A. de C.V.

gg) “Company” means Betterware de México, S.A. de C.V. and includes any successor of the Company resulting from any merger, agreement or other reorganization of or including the Company or any continuation under the laws of any other jurisdiction.

hh) “Subsidiary” means with respect to any Person, any Person that is owned or Controlled by the Person in question.